LOCK-UP AGREEMENT

February 22, 2010

China Fundamental Acquisition Corporation
Room 2301, World-Wide House
19 Des Voeux Road
Central, Hong Kong

Dear Sirs:

In connection with the share purchase agreement (the “Share Purchase Agreement”), dated November 30, 2009, by and among China Fundamental Acquisition Corporation (the “Company”), Giant Nova Holdings Limited, a British Virgin Islands company (“Giant Nova”), Authentic Genius Limited, a Hong Kong company (“Authentic Genius”), and certain other parties to the Share Purchase Agreement, pursuant to which, among other things, the undersigned shall be issued certain number of ordinary shares of the Company, par value US$0.001 each (the “Ordinary Shares”) in exchange for all of the outstanding shares of Giant Nova and Authentic Genius.  The undersigned hereby agree that during the applicable period specified in the following paragraph (the “Lock-Up Period”), the undersigned, except as set forth below, will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, 85% of all of the 4,349,100 Ordinary Shares  (the “Lock-Up Shares”) held by such persons, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such aforementioned transaction is to be settled by delivery of the Lock-up Shares, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company.  In addition, the undersigned agrees that, without the prior written consent of the Company, it will not, during the applicable Lock-Up Period, exercise any right with respect to the registration of any Lock-up Shares.

The Lock-Up Period with respect to the Lock-up Shares, will commence on the date of this Lock-Up Agreement and continue until the fourth (4th) anniversary of the date hereof.

 Any Ordinary Shares acquired by the undersigned in the open market after the date hereof will not be subject to this Agreement.

The owners to the Lock-Up Shares are entitled to exercise all voting rights and to obtain all cash dividends in connection with the Lock-Up Shares during the Lock-Up Period.   Stock dividends equal to    10% or less of the Lock-Up Shares distributed by the Company during any 12-month period after the first anniversary of the date hereof shall not be subject to the lock-up restrictions set forth above and would not be required to be subject to the escrow arrangement.

Notwithstanding the foregoing, any of the undersigned may make a transfer of Lock-up Shares (i) to an entity’s beneficiaries upon liquidation of the entity, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death,  (iv) to a special purpose vehicle controlled by it, in each case where such transfer is in compliance with the Securities Act, the rules or requirements of the SEC and other applicable laws, and the transferee agrees to be subject to the terms of the Escrow Agreement, as defined in the Share Purchase Agreement.  The undersigned further jointly and severely undertake and agree to enter into the Escrow Agreement with an escrow agent in connection with the escrow of the Lock-Up Shares on or prior to the Closing as defined in the Share Purchase Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Lock-up Shares if such transfer would constitute a violation or breach of this Agreement.

This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

Very truly yours,

Realink Group Limited

By:	/s/ Liu Yabin
Name: Liu Yabin
Title: President

[Signature Page to Lock-Up Agreement]

Very truly yours,

/s/ Liu Yabin
Liu Yabin

[Signature Page to Lock-Up Agreement]

Very truly yours,

/s/ Zhang Fude
Zhang Fude

[Signature Page to Lock-Up Agreement]

Very truly yours,

/s/ Liu Yasheng
Liu Yasheng

[Signature Page to Lock-Up Agreement]

Very truly yours,

/s/ Liu Liguo
Liu Liguo

[Signature Page to Lock-Up Agreement]